Jonathan D. Leinwand, P.A.	101 NE 3rd Avenue Suite 1500 Fort Lauderdale, FL 33301 Tel: (954) 607-1298 Fax: (954) 252-4265
E-mail: jonathan@jdlpa.com

June 30, 2008

AAA Public Adjusting Group Inc.

6365 Taft St., Suite 1003

Hollywood, FL 33024
Re:	AAA Public Adjusting Group Inc. Registration Statement on Form S-1

Dear Sir/Madam:

We refer to the Registration Statement (the "Registration Statement") filed by AAA Public Adjusting Group, Inc.., a Florida corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), in connection with the registration of up to 16,032 Common Shares (the "Shares").

In our capacity as counsel to the Company, we have examined the records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing, it is our opinion that:

(i)  The shares of Common Stock have been duly and validly issued, fully paid and non-assessable.

We are opining solely on all applicable laws of the State of Florida, including, the rules and regulations underlying those provisions and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State Florida as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very Truly Yours,

JONATHAN D. LEINWAND, P.A.

/s/ Jonathan D. Leinwand, P.A.